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                                                                   EXHIBIT 3.2


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                          CERTIFICATE OF DESIGNATION
                      SETTING FORTH "RESOLUTION DESIGNATING
                            SERIES B PREFERRED SHARES
                   AND FIXING PREFERENCES AND RIGHTS THEREOF"
                      ADOPTED BY THE BOARD OF DIRECTORS OF
                             WESTFIELD AMERICA, INC.

             PURSUANT TO THE PROVISIONS OF SECTION 351.180(7) OF THE
                GENERAL AND BUSINESS CORPORATION LAW OF THE STATE
                             OF MISSOURI, AS AMENDED

          I, the undersigned, a Co-President of Westfield America, Inc., a Missouri corporation (hereinafter sometimes referred to as the "Corporation"), hereby certify as follows:

          FIRST: That under the provisions of Article Fourth of the Restated Articles of Incorporation, as amended, of the Corporation, the total number of shares of all classes of capital stock which the Corporation may issue is 410,000,200 shares, of which (I) 200 shares shall be non-voting senior preferred stock, par value $1.00 per share (the "Senior Preferred Shares"),
(II) 5,000,000 shares shall be Preferred Shares, with par value of $1.00 per share (the "Preferred Shares"), 940,000 of which have been designated as Series A Preferred Shares, with a liquidation value of $100 per share (the "Series A Preferred Shares"), (III) 200,000,000 shall be shares of common stock, par value $.01 per share (the "Common Shares"), (IV) 200,000,000 shall be shares of excess common stock, par value $.01 per share (the "Excess Common Shares", and together with the Common Shares, the "Common Equity Shares") and (V) 5,000,000 shares shall be excess preferred stock, par value $1.00 per share (the "Excess Preferred Shares", and together with the Preferred Shares, the "Preferred Equity Shares"), and under said


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Article of Incorporation (as amended, the "Article of Incorporation"), the shares of Preferred Stock are authorized to be issued by the Board of Directors and the Board of Directors is expressly authorized to determine in the Resolution, the designation, powers, rights, preferences and qualifications, limitations or restrictions, not fixed and determined by the Articles of Incorporation.

          SECOND: That the Pricing Committee of the Board of Directors of the Corporation pursuant to the authority so vested in it by the Board of Directors and Article Fourth of the Certificate of Incorporation, and in accordance with the provisions of Section 351.180(7) of the General and Business Corporation Law of Missouri, as amended, adopted on May 15, 1997 the following resolution creating a series of Preferred Stock designated as "Series B Preferred Shares", which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the date hereof.

                    "RESOLUTION OF THE BOARD OF DIRECTORS OF
                       WESTFIELD AMERICA, INC. DESIGNATING
                           'SERIES B PREFERRED SHARES'
                   AND FIXING PREFERENCES AND RIGHTS THEREOF"

          BE IT RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors of Westfield America, Inc., hereinafter called the "Corporation", by the provisions of the Articles of Incorporation, as amended, the Board of Directors of the Corporation hereby fixes the designation, voting powers, rights on liquidation or dissolution, and other preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which are applicable to the Series B Preferred Shares) as follows:

          SECTION 1. DESIGNATION; NUMBER OF SHARES. The number and designation of the series of Preferred Stock

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authorized hereby shall be 400,000 shares of "Series B Preferred Shares", par value $1.00 per share, and is hereinafter in this Resolution called the "Series B Preferred Shares."

          SECTION 2. RANK. The Series B Preferred Shares shall with respect to dividend rights and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank PARI PASSU to the Series A Preferred Shares.

          Each Series B Preferred Share shall be identical in all respects to each other Series B Preferred Share. Each Excess Series B Preferred Share shall be identical in all respects to each other Excess Series B Preferred Share, and except as otherwise provided herein, shall be identical in all respects to each Series B Preferred Share (the Series B Preferred Shares together with the Excess Series B Preferred Shares being hereinafter referred to as the "Series B Equity Shares"). Series B Preferred Shares that are redeemed or purchased by the Corporation may, at the election of the Corporation either (I) be reissued by the Corporation or (II) be canceled and if so canceled shall revert to authorized but unissued Preferred Shares.

          SECTION 3. DIVIDEND RIGHTS. (a) The holders of shares of Series B Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, but only out of funds legally available therefor, cumulative cash dividends payable to shareholders of record on the respective date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend in an amount equal to the greater of (A) $8.50 per share per annum and (B) an amount per share equal to 6.6667 (subject to proportional adjustment in the case of any subdivision, stock split, stock dividend, combination or reverse split of the Common Equity Shares or the Preferred Equity Shares) (as so adjusted from time to time, the "Common Equivalent Factor") times the dollar amount of

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dividends declared with respect to each Common Equity Share (such product, the "Common Equivalent Amount") for the same annual period; PROVIDED, HOWEVER, that if, as a result of the quarterly dividends paid in accordance with the following sentence, the holders of Series B Equity Shares shall have received for any calendar year more dividends than such Shares shall be entitled under clauses (A) and (B) above, the dividends payable in respect of Series B Equity Shares in subsequent calendar years shall be reduced to the extent of such overpayment. Subject to the proviso of the preceding sentence of this Section 3(a), the dividend paid in respect of each quarterly period in each calendar year shall be determined as follows: (1) for the first quarter, the greater of $2.125 per share and the Common Equivalent Amount for same quarter; (2) for the second quarter, an amount such that the aggregate amount to be received per Series B Equity Share in respect of the first two quarters of such calendar year shall be the greater of $4.250 per share and the Common Equivalent Amount for the same two quarters; (3) for the third quarter, an amount such that the aggregate amount to be received per Series B Equity Share in respect of the first three quarters of such calendar year shall be the greater of $6.375 per share and the Common Equivalent Amount for the same three quarters; and (4) for the fourth quarter, an amount such that the aggregate amount to be received per Series B Equity Share in respect of such calendar year shall be the amount provided in the preceding sentence of this Section 3(a). Dividends paid on shares of Series B Equity Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all Series B Equity Shares as are outstanding at the time. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regularly scheduled quarterly dividend payment date, to holders of record on such date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend.


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          (b)  So long as any shares of the Series B Equity Shares are outstanding, no dividend whatever shall be paid or declared and no distribution made on any Common Equity Shares other than a dividend payable in Common Equity Shares, and no shares of Common Equity shall be purchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Common Equity Shares, or the exchange or conversion of one Common Equity Share for or into another Common Equity Share, or other than through the use of proceeds of a substantially contemporaneous sale of other Common Shares), UNLESS the full dividend thereon for the then current quarterly dividend period and all prior dividend periods shall have been paid or declared and set apart for payment. Subject to the foregoing, and not otherwise, such dividends may be declared by the Board of Directors and paid on any Common Equity Shares from time to time out of any funds legally available therefor, and the Series B Equity Shares shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

          SECTION 4. RIGHTS UPON LIQUIDATION. (a) In the event of any voluntary liquidation, dissolution or winding up of affairs of the Corporation, the holders of the Series B Equity Shares shall be entitled, before any distribution or payment is made to the holders of any Common Equity Shares, to be paid in full an amount per share equal to $100.00 (which amount is hereinafter referred to as the "Series B Preferred Voluntary Liquidation Amount"), together with (X) all accrued but unpaid dividends through the end date of the calendar quarter most recently completed prior to the date of liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a "Series B Voluntary Liquidation Date") plus (Y)
2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series B Voluntary Liquidation Date over ninety days. In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Corporation,

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then, before any distribution or payment is made to the holders of any Common
Equity Shares, the holders of the Series B Equity Shares shall be entitled to be paid in full an amount per share equal to $100.00 (which amount is hereinafter referred to as the "Series B Preferred Involuntary Liquidation Amount"), together with (X) all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the involuntary liquidation (any such date, a "Series B Involuntary Liquidation Date") plus
(Y) $2.125 times a fraction equal to the actual number of days elapsed from the date of the calendar quarter most recently completed to the relevant Series B Involuntary Liquidation Date over ninety days.

          (b) Payment shall be made in full to all holders of the Series B Equity Shares and other shares ranking PARI PASSU on liquidation with the Series B Equity Shares, before any remaining assets of the Corporation shall be distributed among the holders of Common Equity Shares, according to their respective numbers of shares. For the purposes of this Section 4, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation but shall, to the extent appropriate, cause an adjustment to the Common Equivalent Factor.

          SECTION 5. (a) REDEMPTION. The Corporation, at the option of the Board of Directors, with approval of a majority of the Independent Directors (as defined in the Articles of Incorporation), may redeem in whole, or in part, the Series B Equity Shares at the time outstanding at any time and from time to time from and after May 21, 2004, upon notice given as hereinafter specified, at a redemption price for each Series B Equity Share equal to $100.00 together with (I) all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the date of redemption of the Series B Equity Shares (each a "Series B Redemption Date"); plus (II) $2.125 times a fraction equal to the actual number of days elapsed from

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the end date of the calendar quarter most recently completed to the relevant
Series B Equity Date over ninety days (such fraction, the "Pro Rata Adjustment"); plus (III) a right to receive on the payment date for dividends declared on the Common Equity Shares with respect to the calendar quarter during which the relevant Series B Redemption Date occurs (the "Relevant Quarter"), the excess of (X) the Common Equivalent Factor times (A) the dollar amount of the per share dividends declared on the Common Equity Shares for the Relevant Quarter times the Pro Rata Adjustment plus (B) the dollar amount of the per share dividends declared on the Common Equity Shares from the beginning of the calendar year in which such redemption occurs through the end date of the calendar quarter prior to the Relevant Quarter over (Y) the dollar amount calculated in the preceding clause (ii) plus all other dividends paid on the Preferred Shares from the beginning of the calendar year during which the relevant Series B Redemption Date occurs.

          (b) If the Corporation shall determine to redeem less than all the Series B Equity Shares then outstanding, the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be the same proportion of all the shares to be redeemed that the total number of Series B Equity Shares then held by such holder bears to the total number of Series B Equity Shares then outstanding.

          SECTION 6. MANNER AND EFFECT OF REDEMPTIONS. Notice of any proposed redemption of shares of Series B Equity Shares shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed, at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the date fixed for such redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any

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holder of Series B Equity Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Equity Shares.

          The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which Series B Equity Shares shall be redeemed.

          If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, the Corporation shall deposit all funds necessary for such redemption with a bank or trust company in an account that is separate and apart from its other accounts and shall hold such funds in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

          Any funds so deposited and unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

          SECTION 7. VOTING RIGHTS. The holders of Series B Equity Shares shall not be entitled to any voting rights except (I) in the event that the Board of Directors has not declared a dividend payable to holders of any Series of Preferred Shares ranking PARI PASSU with the Series B Equity Shares that were authorized prior to the issuance of the Series B Preferred Shares or with the consent of the holders

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of a majority of the Series B Equity Shares or were issued to the original holder of the Series B Equity Shares (all such Preferred Shares, collectively, the "Ranking Preferred Shares") for four (4) quarterly dividend periods, the number of directors constituting the Board of Directors shall, without further action, be increased by one (1) and the holders of a majority of the Series B Equity Shares shall have the exclusive right, together with holders of all other series of Ranking Preferred Shares, to elect one (1) director to fill such newly created directorship until such time as all such dividends in arrears are made current and paid in full, at which time the director so elected shall cease to be a director, the number of directors constituting the Board of Directors shall be reduced by one (1) and such additional voting rights of the holders of the Series B Equity Shares shall terminate, subject to revesting in the event of each and every subsequent event of the character indicated above, (II) the affirmative vote of the holders of a majority of the Series B Equity Shares voting together as a class shall be required to approve any amendment to the Articles of Incorporation that materially and adversely affects the rights, preferences or powers of the Series B Equity Shares, including, without limitation, the definition of Ownership Limit with respect to the Series B Equity Shares, PROVIDED, that (X) except as required by clause (y) where the amendment to these Articles of Incorporation for which the vote is required pursuant to this clause (ii) adversely affects the rights, powers and preferences of other series of Ranking Preferred Shares, then such amendment shall be approved by a vote of a majority of the Ranking Preferred Shares affected thereby, voting together as a class and (Y) the unanimous approval of the holders of Series B Equity Shares shall be required for any amendment to these Articles of Incorporation that would decease the rate or change the time of payment of any dividend or distribution on the Series B Equity Shares, decrease the amount payable upon redemption of the Series B Equity Shares or upon the voluntary or involuntary liquidation of the Corporation, or advance the date on which the Series B Equity Shares may be redeemed by the Corporation, amend the

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number of shares of Series B Equity Shares required to effect amendments to the Articles of Incorporation, (III) the affirmative vote of the holders of a majority of the Ranking Preferred Shares of each affected series voting together as a class shall be required to approve any merger or consolidation of the Corporation and another entity in which the Corporation is not the surviving corporation and each holder of such series of Ranking Preferred Shares does not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as the Ranking Preferred Shares have with respect to the Corporation, (IV) the affirmative vote of the holders of a majority of the Preferred Shares voting together as a class shall be required to approve any voluntary action by the Board of Directors intended to cause the Corporation to cease to have the status as a REIT (as defined in Section 4.5 of the Articles of Incorporation) and (V) as otherwise required by applicable law.

          SECTION 8. TITLE. This resolution shall be known and may be referred to as "A Resolution of the Board of Directors of Westfield America, Inc. Designating Series B Preferred Shares and Fixing Preferences and Rights Thereof".

          FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 351.046 of the General and Business Corporation Law of the State of Missouri, as amended".





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          IN WITNESS WHEREOF, the undersigned, Co-President has executed this instrument and its Assistant Secretary has attested to said instrument on the 16th day of May, 1997.

                                       WESTFIELD AMERICA, INC.
ATTEST:

                                       By:        /S/ BARRY MILLS
                                          ----------------------------------
         /s/ Barry Mills
----------------------------------
Assistant Secretary


STATE OF NEW YORK  )
                   :  ss.
COUNTY OF NEW YORK )

          I, Gail Shulman, a notary public, do hereby certify that on this 16th day of May, 1997, personally appeared before me Peter S. Lowy and being first duly sworn by me, declared that he is the Co-President of Westfield America, Inc., that he signed the foregoing document as Co-President of the corporation, and that the statements therein contained are true.


[SEAL]                                    /s/ Gail Shulman
                                          ----------------------------------
                                          Notary Public





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